 EX‑34.33

(logo) squarmilner Certified Public Accountants and Financial Advisors	Squar Milner LLP

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

To Management

Strategic Asset Services LLC

We have examined management’s assertion, included in the accompanying Report on Assessment of Compliance, that Strategic Asset Services LLC (the “Company”) as of and for the year ended December 31, 2016 (the “Reporting Period”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for commercial real estate loans for which the Company acted as primary and/or special servicer, as applicable, during the Reporting Period (such servicing is hereinafter referred to as the “Platform”), except for criteria 1122(d)(1)(iii), 1122(d)(3)(i)(C), 1122(d)(3)(iii), and 1122(d)(4)(xv), which management has determined are not applicable to the activities performed by the Company with respect to the Platform. Management is responsible for the Company’s compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the applicable servicing criteria for the Platform based on our examination.

Our examination was conducted in accordance with the attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board, and accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria for the Platform and performing such other procedures as we considered necessary in the circumstances. Our examination included selecting a sample of transactions and compliance activities related to the Platform during the Reporting Period, and evaluating whether the Company processed those transactions and performed those activities in compliance with the applicable servicing criteria for the period covered by this report. Accordingly, our testing may not have included servicing activities related to each loan within the Platform. Our testing of selected loans and compliance activities was limited to calculations, reports, and activities performed by the Company during the Reporting Period. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the applicable servicing criteria.

As described in management’s assertion, for servicing criteria 1122(d)(1)(v), 1122(d)(2)(i), 1122(d)(2)(ii), 1122(d)(2)(iv), 1122(d)(2)(v), 1122(d)(2)(vi), 1122(d)(2)(vii), 1122(d)(3)(i)(A), 1122(d)(3)(i)(B), 1122(d)(3)(i)(D), 1122(d)(3)(ii), 1122(d)(3)(iv), 1122(d)(4)(i), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii) and 1122(d)(4)(xiv), the Company has engaged vendors to perform activities required by these servicing criteria with respect to its Platform. The Company has determined that these vendors are not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to these vendors as permitted by the United States Securities and Exchange Commission (“SEC”) Compliance and Disclosure Interpretation (C&DI) 200.06, Vendors Engaged by Servicers (“C&DI 200.06”) (formerly SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (“Interpretation 17.06”)). As permitted by C&DI 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with the servicing criteria applicable to the vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company’s eligibility to apply C&DI 200.06.

In our opinion, management’s assertion that the Company complied with the aforementioned applicable servicing criteria, including servicing criteria 1122(d)(1)(v), 1122(d)(2)(i), 1122(d)(2)(ii), 1122(d)(2)(iv), 1122(d)(2)(v), 1122(d)(2)(vi), 1122(d)(2)(vii), 1122(d)(3)(i)(A), 1122(d)(3)(i)(B), 1122(d)(3)(i)(D), 1122(d)(3)(ii), 1122(d)(3)(iv), 1122(d)(4)(i), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii) and 1122(d)(4)(xiv) for which compliance is determined based on C&DI 200.06 as described above, as of and for the year ended December 31, 2016 for the Platform is fairly stated, in all material respects.

SQUAR MILNER LLP

/s/ SQUAR MILNER LLP

Newport Beach, California

February 13, 2017

4100 Newport Place Drive, Suite 600 * Newport Beach, CA 92660     main 949.222.2999     web squarmilner.com

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